EXHIBIT 10.1

THIRD AMENDMENT TO LOAN, SECURITY AND GUARANTEE AGREEMENT

This THIRD AMENDMENT TO LOAN, SECURITY AND GUARANTEE AGREEMENT (this “Amendment”), dated as of September 13, 2021 (the “Amendment Date”), is entered into by and among AUTOWEB, INC., a Delaware corporation (the “Borrower”), THE OTHER OBLIGORS PARTY HERETO, THE LENDERS PARTY HERETO, and CIT NORTHBRIDGE CREDIT LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns, “Agent”).

WHEREAS, the Borrower, the other Obligors party thereto, the financial institutions from time to time party thereto as lenders (collectively, the “Lenders”) and the Agent are parties to that certain Loan, Security and Guarantee Agreement dated as of March 26, 2020 (as amended by that certain First Amendment to Loan, Security and Guarantee Agreement dated as of May 18, 2020, that certain Second Amendment to and Consent Under Loan, Security and Guarantee Agreement dated as of July 30, 2021, and as the same may be further amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, in connection with the foregoing, the Borrower has requested that the Agent and Lenders amend certain provisions of the Loan Agreement as set forth herein; and

WHEREAS, the Agent and Lenders have agreed to such amendments subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.                Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Loan Agreement (as amended hereby).

Section 2.                Amendments. Subject to the satisfaction of the conditions set forth herein, effective as of the Amendment Date, the terms of the Loan Agreement are hereby amended as follows:

2.1            Section 1.1 of the Loan Agreement is hereby amended by inserting the following new definitions in their proper alphabetical order:

Average Daily Revolver Usage: for any calendar month, the average daily balance of Revolver Usage calculated for such calendar month period.

Average Monthly Revolver Underusage: for any calendar month, an amount equal to $10,000,000 minus the Average Daily Revolver Usage for such calendar month; provided, that in no event shall the Average Monthly Revolver Underusage for any calendar month be less than zero.

1

Eligible Vehicle: a motor vehicle owned by Tradein Expert (a) that Tradein Expert has purchased after the Third Amendment Effective Date from a third-party individual or lienholder for at least Two Thousand Dollars ($2,000.00); (b) that has been owned by Tradein Expert as part of its Inventory for no more than thirty (30) days; (c) that has not been repossessed by Tradein Expert after title has been transferred to a third party buyer; (d) for which the certificate of title (or similar title documentation) or purchase agreement has been completed or transferred to Tradein Expert; (e) for which Tradein Expert (or an auction house acting as the agent of Tradein Expert) holds in its possession the certificate of title (or similar title documentation), or for which the certificate of title (or similar title documentation) has been released by a lienholder and is in transit from such lienholder to Tradein Expert (or an auction house acting as the agent of Tradein Expert); (f) that is not subject to any lien, encumbrance or security interest of any kind other than the interest of Agent (for the benefit of the Secured Parties) as granted hereunder; (g) that has mileage of less than or equal to 200,000 miles (provided, that in each calendar month, Eligible Vehicles may include vehicles with mileage of more than 200,000 miles but less than 250,000 miles in an amount not to exceed (i) ten (10) Eligible Vehicles at any single Permitted Tradein Expert Location and (ii) fifteen (15) Eligible Vehicles at all Permitted Tradein Expert Locations in the aggregate); (h) that is in saleable condition and is not materially damaged, defective, or otherwise unfit for sale; (i) title to which (i) has not been transferred to a third party buyer and (ii) has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC; and (j) that is located at a Permitted Tradein Expert Location, temporarily located at a third party service or inspection location for a period of not more than three (3) consecutive Business Days, or in transit between any such locations.

Motor Vehicle Formula Amount: up to the lesser of (a) $3,000,000 and (b) up to eighty percent (80%) of the Purchase Price for all Eligible Vehicles in Tradein Expert’s Inventory; provided, however, that for purposes of calculating the Motor Vehicle Formula Amount, the Purchase Price for any Eligible Vehicles to be included in such calculation shall not exceed Fifty Thousand Dollars ($50,000.00), except that in each calendar month, the Purchase Price included in such calculation may be up to Seventy-Five Thousand Dollars ($75,000.00) for Eligible Vehicles in an amount not to exceed (i) ten (10) Eligible Vehicles at any single Permitted Tradein Expert Location and (ii) fifteen (15) Eligible Vehicles at all Permitted Tradein Expert Locations in the aggregate.

Permitted Tradein Expert Locations: collectively, (a) 4335 Vance Jackson Road, Suite 104, San Antonio, TX 78230, (b) San Antonio Auto Auction located at 13510 Toepperwein Rd, Live Oak, TX 78233, (c) such other leased locations of Tradein Expert so long (i) as Tradein Expert has complied with Section 8.3.2(a) with respect thereto and (ii) to the extent that a Lien Waiver has not been obtained and Agent elects to establish a Rent and Charges Reserve pursuant to Section 8.3.2(a), Agent has established any required Rent and Charges Reserve, and (d) the location of any other auction house location utilized by Tradein Expert so long as (i) Tradein Expert has complied with Section 8.3.2(a) with respect thereto and (ii) if an acknowledgment of Agent’s Lien has not been obtained and Agent elects to establish an Availability Reserve pursuant to Section 8.3.2(a), Agent has established any required Availability Reserve.

Purchase Price: with respect to any Eligible Vehicle, the acquisition cost paid by Tradein Expert to a third party individual or lienholder to acquire such Eligible Vehicle.

Third Amendment Effective Date: September 13, 2021.

2

2.2           The following definitions in Section 1.1 of the Loan Agreement are hereby and restated to read in their entirety as follows:

 Borrowing Base: on any date of determination, an amount equal to the sum of (a) the lesser of (i) the aggregate Revolver Commitments and (ii) the sum of the Accounts Formula Amount plus the Unbilled Accounts Formula Amount plus the Cash Formula Amount plus the Motor Vehicle Formula Amount minus (b) any Availability Reserve.

Eligible Tradein Account: an Account owing to Tradein Expert that arises in the Ordinary Course of Business from the sale of used motor vehicles acquired on or prior to the Third Amendment Effective Date, is payable in Dollars and is deemed by Agent, in its Permitted Discretion, to be an Eligible Tradein Account. Without limiting the foregoing, no Account shall be an Eligible Tradein Account if (i) it is unpaid for more than 30 days after the date on which such Account is created, (ii) it would not be an Eligible Account pursuant to any requirement set forth in clauses (d) through (o) of the definition of Eligible Account, or (iii) it arises from the sale of used motor vehicles acquired by Tradein Expert after the Third Amendment Effective Date.

Minimum Balance: 40% of the aggregate Revolver Commitments.

2.3           Section 3.2.1 of the Loan Agreement is hereby amended by adding the following new sentence at the end of such Section:

For the avoidance of doubt, for purposes of calculating the unused line fee under this Section 3.2.1, the Average Monthly Revolver Underusage for the preceding calendar month will be deemed to be Revolver Usage for such month.

2.4          Section 3.2 of the Loan Agreement is hereby amended by adding the following new Section 3.2.4 thereto in proper numerical order:

            3.2.4    Underusage Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the applicable per annum interest rate for LIBOR Loans calculated in accordance with Section 3.1.1 multiplied by the Average Monthly Revolver Underusage for the immediately preceding calendar month. Such fee shall be payable in arrears, on the first day of each calendar month and on the Commitment Termination Date.

2.5          Section 8.3 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

3

            8.3       Inventory.

           8.3.1    Records and Reports of Inventory. Tradein Expert shall keep accurate and complete records of its Inventory, including daily purchases and sales. Each Borrowing Base Report delivered hereunder shall include a separate list of all Eligible Vehicles. Not in limitation of the foregoing, Tradein Expert shall also provide to Agent, on or before (i) by the fifteenth day of each month (for the monthly period ending as of the close of business of the previous month), (ii) by the third Business Day of each week (for the weekly period ending as of the close of business of the previous week), and (iii) at such other times and for such other periods as Agent may reasonably request (including, without limitation, following the occurrence and during the continuance of any Event of Default), in each case as of the period then ended, a schedule detailing Tradein Expert’s Inventory of Eligible Vehicles, in form reasonably satisfactory to the Agent, (a) by location (including Inventory of Eligible Vehicles in transit and any Inventory of Eligible Vehicles located at an auction house) and by motor vehicle type, mileage, and year, (b) setting forth the Purchase Price for each Eligible Vehicle included in the Motor Vehicle Formula Amount and (y) for all such reports delivered on or prior to October 13, 2021 (it being agreed, for the avoidance of doubt, that such reports shall be limited to Inventory of Eligible Vehicles acquired after the Third Amendment Effective Date), including the methodology used by Tradein Expert to determine such Purchase Price, (x) for all such reports delivered after October 13, 2021, if the Purchase Price was determined by Tradein Expert other than in accordance with Tradein Expert’s customary methodology for determining the Purchase Price, then including the methodology used by Tradein Expert to determine such Purchase Price, and (z) if the actual auction sale price for any Eligible Vehicle was less than the Purchase Price, then including the methodology used by Tradein Expert to determine such Purchase Price, (c) including evidence that the certificate of title (or similar title documentation) or purchase agreement for each Eligible Vehicle has been transferred to Tradein Expert or in Tradein Expert’s possession, (d) including a report of all Eligible Vehicles sold at auction during the applicable week or month, with a reconciliation between the actual auction sale prices to the applicable Purchase Prices, (e) including a list of any Eligible Vehicles that were attempted to be sold at auction but remain unsold, and (f) reconciled to the Borrowing Base Report delivered as of such day, and in addition shall submit to Agent such other Inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request.

            8.3.2     Permitted Tradein Expert Locations. Any term or provision in this Agreement to the contrary notwithstanding:

           (a)        Tradein Expert’s Inventory of Eligible Vehicles (other than Inventory of Eligible Vehicles in transit or while temporarily located at third party service or inspection locations for a period of not more than three (3) consecutive Business Days) shall be located only at Permitted Tradein Expert Locations. As of the Third Amendment Effective Date, all of Tradein Expert’s Inventory of Eligible Vehicles is located at the following Permitted Tradein Expert Locations: (a) 4335 Vance Jackson Road, Suite 104, San Antonio, TX 78230 and (b) San Antonio Auto Auction located at 13510 Toepperwein Rd, Live Oak, TX 78233. Tradein Expert shall provide Agent at least 30 days’ prior written notice before locating any Tradein Expert Inventory at any additional Permitted Tradein Expert Location. Tradein Expert shall use commercially reasonable efforts to obtain (i) a Lien Waiver from any additional Permitted Tradein Expert Location that it leases and (ii) an acknowledgement of Agent’s Lien from any additional Permitted Tradein Expert Location that is an auction house, in each case in form and substance reasonably satisfactory to Agent; provided, that if any such Lien Waiver or acknowledgment is not obtained, Agent may establish a Rent and Charges Reserve or other Availability Reserve reasonably satisfactory to Agent.

4

            (b)        Tradein Expert shall notify Agent and Lenders in writing, promptly after Tradein Expert’s obtaining knowledge thereof, of (A) Tradein Expert terminating the engagement of any auction house or (B) any threatened or pending material dispute between Tradein Expert and any auction house.

            (c)        If Tradein Expert receives cash or Payment Items from an auction house with respect to the sale of any Inventory, it shall hold the same in trust for Agent and promptly (not later than two (2) Business Days after receipt) deposit the same into a Dominion Account.

            8.3.3    Acquisition, Sale and Maintenance. Tradein Expert shall not acquire or accept any Eligible Vehicles on consignment. Tradein Expert shall not sell any Eligible Vehicles on consignment or approval or any other basis under which the buyer may return or require Tradein Expert to repurchase such Eligible Vehicles. Tradein Expert shall use, store and maintain all Eligible Vehicles with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all Permitted Tradein Expert locations where any Eligible Vehicles are located.

2.6            Section 10.1.1(b) of the Loan Agreement is hereby amended and restated so that it reads in its entirety as follows:

            (b)        Reimburse Agent for all its charges, costs and expenses in connection with (i) examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate and (ii) appraisals and examinations of Inventory as it deems appropriate, in each case, up to two times per Loan Year; provided, however, that if an appraisal or examination is initiated during a Default or Event of Default, all reasonable and out-of-pocket charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers shall pay reasonable and customary charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes. Not in limitation of the foregoing, the appraisals and inspections permitted pursuant to this Section 10.1.1 shall include the right of Agent (or any examiner on behalf of Agent) to (A) conduct a physical inspection of Tradein Expert’s Inventory at any Permitted Tradein Expert Location and (B) appraise Tradein Expert’s Inventory using a methodology acceptable to Agent in its Permitted Discretion, in each case, unless an Event of Default is in existence, up to two times per Loan Year.

Section 3.            Conditions to Effectiveness. This Amendment shall be effective as of the Amendment Date upon the satisfaction of each of the following conditions, and in case of any documentation to be delivered to the Agent, such documentation shall be in form and substance reasonably satisfactory to the Agent:

(a)                This Amendment shall have been duly executed and delivered by the Borrower, the other Obligors, the Agent and the Lenders.

5

(b)               The representations and warranties of each Obligor set forth in Section 4(a) of this Amendment shall be true and correct in all material respects on and as of the Amendment Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(c)                No Default or Event of Default shall exist or would result from the execution of this Amendment or the transactions contemplated hereby.

(d)               The Borrower shall have paid to the Agent the reasonable and documented costs and expenses of the Agent incurred by it in connection with the transactions contemplated hereby.

Section 4.             Representations and Warranties.

(a)           Each Obligor hereby represents and warrants, on and as of the Amendment Date, that:

(i)         The representations and warranties of each Obligor set forth in Section 9 of the Loan Agreement and in each other Loan Document are true and correct in all material respects on and as of the Amendment Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(ii)        No Default or Event of Default exists or will result from the execution of this Amendment.

(iii)       Each Obligor has all requisite power and authority to execute, deliver and perform its obligations under this Amendment. The execution, delivery and performance of this Amendment (A) are within such Obligor’s corporate or other powers, (B) have been duly authorized by all necessary corporate or other organizational action, and (C) do not (1) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained, (2) contravene the Organic Documents of any Obligor, (3) violate or cause a default under any Applicable Law or Material Contract except where the violation or default would not reasonably be expected to result in a Material Adverse Effect, or (4) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.

(iv)       This Amendment has been duly executed and delivered by each Obligor that is a party thereto.

(v)        This Amendment constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

6

Section 5.             Effect on Loan Documents.

(a)                On and after the Amendment Date, each reference in any Loan Document, and in any other document or instrument incidental thereto, to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended by this Amendment, and each reference in the Loan Agreement to “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof”, and words of similar import shall mean, from and after the Amendment Date, the Loan Agreement as amended by this Amendment.

(b)               Except as expressly amended hereby, the provisions of the Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)               The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Agent or the Lenders under the Loan Documents.

(d)               Each party hereto acknowledges and agrees that, on and after the Amendment Date, this Amendment shall constitute a Loan Document for all purposes under the Amended Loan Documents.

Section 6.              Non-Reliance on Agent. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment. Each Lender also acknowledges that it will, without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit decisions in taking or not taking action under or based upon this Amendment, the Loan Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Section 7.              Reaffirmation; Other Agreements. Subject to any limitations on its obligations expressly stated in the Loan Documents to which it is a party, each Obligor (a) acknowledges and agrees, as of the Amendment Date, that all of its obligations under the Loan Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis and (b) reaffirms each Lien granted by each Obligor pursuant to the Collateral Documents, all of which obligations and Liens remain in full force and effect after giving effect to this Amendment. Further, each Obligor acknowledges and agrees that the amendments set forth herein do not constitute any course of dealing between the Agent, the Lenders, and the Obligors. Nothing contained in this Amendment shall be construed as substitution or novation of the obligations outstanding under the Loan Agreement or the other Loan Documents.

7

Section 8.              No Actions, Claims, Etc.. As of the date hereof, each of the Obligors hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Agent, the Lenders, or the Agent’s or the Lenders’ respective officers, employees, representatives, agents, advisors, consultants, counsel or directors arising from any action by such Persons, or failure of such Persons to act on or prior to the date hereof.

Section 9.              Release of Claims. In consideration of the Lenders’ and the Agent’s agreements contained in this Amendment, each Obligor hereby irrevocably releases and forever discharges the Lenders and the Agent and their respective affiliates, subsidiaries, successors, assigns, directors, officers, employees, representatives, agents, advisors, consultants and counsel (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings, demands or damages, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, common law or otherwise of any kind or character, known or unknown, which such Obligor ever had or now has against the Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of Agent, any Lender or any other Released Person on or prior to the date hereof.

Section 10.           Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 11.           Miscellaneous.

(a)                This Amendment is binding and enforceable as of the date hereof against each party hereto and its successors and permitted assigns.

(b)               This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page counterpart hereof by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require the Agent to accept electronic signature counterparts in any form or format and (y) Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Amendment and the parties hereto agree to promptly deliver such manually executed counterpart signature pages.

(c)                If any provision of this Amendment is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d)               Borrower shall pay all out of pocket costs and expenses of Agent incurred in connection with this Amendment including, without limitation, reasonable attorneys’ fees and expenses.

[Remainder of page intentionally left blank; signature pages follow]

8

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

BORROWER:

AUTOWEB, INC.

By:	/s/ Glenn E. Fuller
Name:	Glenn E. Fuller
Title:	Executive Vice President, Chief Legal
Officer and Secretary

GUARANTORS:

AUTOBYTEL, INC.

By:	/s/ Glenn E. Fuller
Name:	Glenn E. Fuller
Title:	Executive Vice President, Chief Legal
Officer and Secretary

AW GUA USA, INC.

By:	/s/ Glenn E. Fuller
Name:	Glenn E. Fuller
Title:	Executive Vice President, Chief Legal
Officer and Secretary

CAR.COM, INC.

By:	/s/ Glenn E. Fuller
Name:	Glenn E. Fuller
Title:	Executive Vice President, Chief Legal
Officer and Secretary

TRADEIN EXPERT, INC.

By:	/s/ Glenn E. Fuller
Name:	Glenn E. Fuller
Title:	Executive Vice President, Chief Legal
Officer and Secretary

9

AGENT AND LENDERS:

CIT NORTHBRIDGE CREDIT LLC, as Agent

By:	/s/ Jacqueline Iervese
Name:	Jacqueline Iervese
Title:	Authorized Signatory

CIT NORTHBRIDGE FUNDING I LLC, as a Lender

By:	/s/ Jacqueline Iervese
Name:	Jacqueline Iervese
Title:	Authorized Signatory

10